Exhibit 99.1
Scripps reports second-quarter results

For immediate release	(NYSE: SSP)
August 8, 2014

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the second quarter of 2014.

Increases in local and political advertising, along with growth in retransmission revenue, led to a 4 percent increase in television operating revenues over second-quarter 2013 despite weaknesses in national advertising. Political advertising increased $4.5 million from the 2013 quarter.

Retransmission fees from cable and satellite providers increased 21 percent to $12.7 million.

Newspapers saw a 5.7 percent increase in subscription revenue during the 2014 quarter. Total newspaper operating revenues declined 1.3 percent, in line with the first-quarter decline.

On June 16, Scripps acquired the ABC affiliate in Buffalo and the MyNetworkTV affiliate in Detroit from Granite Broadcasting Corp. for $110 million in cash. The inclusion of operating results from these stations did not alter comparisons to the prior year.

Commenting on the second quarter, Scripps Chairman, President and CEO Rich Boehne said:

“In our television markets, good growth in local, political and digital advertising as well as retransmission revenue more than offset weakness in national advertising. Our digital-only sales force contributed significantly to the nearly 10 percent year-over-year increase in the TV division’s digital revenue. More than half of our stations enjoyed digital revenue growth of more than 20 percent year-over-year.

"Also in television, we launched our duopoly strategy in Detroit with the addition of WMYD, purchased from Granite. WMYD, now the sister station of our long-time powerhouse WXYZ-Channel 7, debuted as a Scripps brand and already offers 17 hours per week of local news, leveraging the strength of the existing award-winning news operations at WXYZ. Also, at the Buffalo station, WKBW, we have begun work to rebuild the ABC affiliate's news brand and audience. Combined, we expect these two newly acquired stations to contribute more than $15 million of revenue and $5 million of segment profit in the second half of this year.

“In our newspaper division, subscription revenue rose again for the fourth consecutive quarter because of our gains in print and digital subscription bundles as well as targeted price increases. As a result, total revenue declined just more than 1 percent. We saw strength in real estate advertising, led by growth in Naples, Florida, and total expenses declined about 1 percent.

"Across all of our markets, we continue to evolve our digital and mobile products toward a goal of being the local leader in audience and revenue. In the second quarter, our local digital products benefitted from the addition of Newsy as a national and international video news source. Audience reaction was immediate and favorable, and Newsy contributed to our more than three-fold growth in valuable video views across our markets.”

Consolidated revenues increased 2 percent, or $4.1 million, to $212 million during the 2014 quarter.

Costs and expenses for segments, shared services, and corporate were $194 million, an increase of $9.8 million or 5.3 percent from second-quarter 2013, primarily driven by increases in employee-related costs and $2.5 million of incremental expenses to grow digital operations.

The company reported a loss from operations before income taxes of $5.5 million in the 2014 quarter compared to income from operations before income taxes of $3.9 million in the 2013 quarter. The second-quarter 2014 pre-tax loss was impacted by a $4.1 million charge to exit a multi-employer pension plan as well as $4.1 million of acquisition and related integration costs.

In the second quarter of 2014, net loss attributable to Scripps was $3.4 million, or 6 cents per share, and in the second quarter of 2013, net income attributable to Scripps was $3.2 million, or 5 cents per share. Acquisition-integration costs and the charges related to the withdrawal from a multi-employer pension plan reduced earnings per share by approximately 8 cents in the current period. The tax expense for the 2013 quarter includes $1.2 million, or 2 cents per share, in favorable adjustments to the company’s tax reserves.

Second-quarter results by segment are as follows:

Television
Revenue from the television division was $116 million in the 2014 quarter, up $4.4 million or 4 percent from the 2013 quarter. The current-year period included $5.3 million of political revenue.
Advertising revenue broken down by category was:

•	Local, up 3.4 percent to $63.2 million

•	National, down 12.5 percent to $28.5 million

•	Political, $5.3 million compared to $0.8 million in the 2013 quarter

•	Retransmission fees, up 21 percent to $12.7 million

Digital revenue increased 9.6 percent to $4.4 million.

The decline in national advertising revenue reflects the soft demand seen across much of the media industry.

Total segment expenses increased 8.8 percent to $88 million, driven by increases in employee-related costs and higher digital expenses due to increases in sales staff and other digital support costs. The expense increase includes severance costs associated with a new master control hub in Indianapolis.

Segment profit in the television division was $27.8 million in the second quarter of 2014, compared with $30.5 million in the prior-year quarter.

Newspapers
In the second quarter of 2014, revenue from newspapers was $92.3 million, down 1.3 percent from the year-ago quarter. The continued decline in advertising and marketing services revenue was partially offset by an increase in subscription revenue.

Advertising and marketing services revenue was $57 million, down 5.8 percent from the 2013 quarter.

Advertising revenue broken down by category was:

•	Classified, down 2 percent to $16.8 million

•	Real Estate - up 5 percent

•	Employment - up 1.1 percent

•	Automotive - down 6.9 percent

•	Local, down 3.3 percent to $17.9 million

•	Preprint and other, down 6.5 percent to $14.9 million

•	National, down 45 percent to $1.1 million

•	Digital, down 9 percent to $6.3 million

Subscription revenue increased 5.7 percent to $29.7 million in the current-year quarter, driven by single-copy price increases as well as the subscription bundles introduced in 2013.

Expenses for the newspaper group were $86.8 million, a decrease of 0.9 percent from the second quarter of 2013. Employee costs decreased 4.4 percent, primarily due to lower employment levels, and newsprint expense decreased 4.6 percent, primarily due to a 4.1 percent decline in price. Partially offsetting these declines was a 7.2 percent increase in other expenses, including costs to support digital initiatives.

Second-quarter segment profit in the newspaper division was $5.4 million, a decrease of $0.4 million from the 2013 quarter.

Shared services and corporate
The “shared services and corporate” line of the company’s financial statements includes certain incremental investments in hiring and developing digital-only sales people, streamlining the digital sales process, and creating digital content.

Shared services and corporate expenses increased $2.3 million from the prior-year quarter to $14.4 million, driven by increases in incentive compensation and costs to implement systems and process changes.

Financial condition
On June 30, cash and cash equivalents totaled $92 million, while total debt was $199 million. We completed the acquisition of the Granite stations for $110 million in cash in mid-June.

The company repurchased approximately 0.2 million shares for $3.4 million in the second quarter of 2014 under the November 2012 share repurchase program.

While the company has $105 million left under that authorization and another from May, the merger agreement with Journal Communications precludes either company from re-purchasing shares prior to closing the transaction.

Year-to-date results
Year-to-date, revenue was $416 million, compared to revenue of $407 million in the first two quarters of 2013. Political advertising was up $6.8 million year over year.

Costs and expenses for segments, shared services and corporate were $382 million, an increase of $10.7 million compared to the same period in 2013. The 2014 period includes $6.2 million of incremental expenses to grow digital operations.

For the first six months of 2014, the company reported a loss from operations before income taxes of $6.2 million compared to a loss from operations before income taxes of $3.7 million in the prior-year period. The year-to-date results were impacted by a $4.1 million charge to exit a multi-employer pension plan as well as $4.4 million of acquisition and related integration costs.

Net loss was $4 million, or 7 cents per share, for the first two quarters of 2014, compared to net income of $0.5 million, or 1 cent per share, in the first two quarters of 2013. Acquisition-integration costs and the charges related to the withdrawal from a multi-employer pension plan reduced earnings per share by approximately 9 cents in the first six months. The tax expense for the 2013 period includes $2.4 million, or 4 cents per share, in favorable adjustments to the company’s tax reserves.

Looking ahead
The impact of the Granite acquisition is included in the guidance for the third quarter and full year.

Year-over-year in the third quarter of 2014, management expects:

•
Television revenues to be up about 30 percent, including approximately $20 million in political advertising and $15 million in retransmission revenue. Contracts covering more than one-third of the Scripps subscriber households are up this year, and about half of those were renewed at the end of the second quarter.

•	Television expenses to increase mid-teens

•	Newspaper revenues to decline low single digits and expenses to be about flat

•	Expenses for shared services and corporate to be about $15 million

For the full year 2014, management expects:

•	Television revenues to be up about 20 percent, including more than $65 million in political advertising revenue

•	Television expenses to be up less than 10 percent

•	Granite revenue of more than $15 million and segment profit of $5 million

•	Newspaper revenues and expenses to be down low single digits. Subscription revenue to increase mid-single digits

•	Capital expenditures to be between $20 million and $25 million

•	Depreciation and amortization to be approximately $45 million

•	Expenses for shared services and corporate to be about $60 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Information” menu bar, then “audio archives”.

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("second-quarter earnings report") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Aug. 8 until 11:59 p.m. Aug. 15. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 332227.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "Investor Information," then "audio archives".

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of television, print and digital media brands. After approval of its acquisition of two Granite Broadcasting stations later this year, Scripps will own 21 local television stations as well as daily newspapers in 13 markets across the United States. It also runs an expanding collection of local and national digital journalism and information businesses including digital video news service Newsy. Scripps also produces television programming, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the longti me steward of one of the nation’s largest, most successful and longest-running educational programs, Scripps National Spelling Bee. Founded in 1879, Scripps is focused on the stories of tomorrow.

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2014	2013	2014	2013

Operating revenues	$211,946	$207,853	$415,740	$406,506
Segment, shared services and corporate expenses	(193,773)	(183,941)	(382,192)	(371,534)
Defined benefit pension plan expense	(5,477)	(2,569)	(6,855)	(4,538)
Acquisition and related integration costs	(4,097)	—	(4,359)	—
Separation and restructuring costs	—	(1,425)	—	(2,401)
Depreciation and amortization	(11,595)	(11,774)	(23,324)	(23,588)
(Losses) gains, net on disposal of property, plant and equipment	(22)	42	(90)	37
Operating expenses	(214,964)	(199,667)	(416,820)	(402,024)
Operating (loss) income	(3,018)	8,186	(1,080)	4,482
Interest expense	(2,043)	(2,656)	(4,297)	(5,269)
Miscellaneous, net	(400)	(1,634)	(845)	(2,938)
(Loss) income from operations before income taxes	(5,461)	3,896	(6,222)	(3,725)
Benefit (provision) for income taxes	2,027	(711)	2,176	4,239
Net (loss) income	(3,434)	3,185	(4,046)	514
Net loss attributable to noncontrolling interests	(199)	—	(199)	—
Net (loss) income attributable to the shareholders of The E.W. Scripps Company	$(3,235)	$3,185	$(3,847)	$514
Net (loss) income per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(0.06)	$0.05	$(0.07)	$0.01

Weighted average basic shares outstanding	56,043	57,448	56,063	56,894
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Our television segment includes 11 ABC affiliates, three NBC affiliates and two independent stations that operate as duopolies with our Kansas City NBC affiliate and our Detroit ABC affiliate. We also own five Azteca America affiliates. Our television stations reach approximately 14% of the nation's households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.

Our newspaper segment includes daily and community newspapers in 13 markets across the United States. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and newspaper subscription fees.
Syndication and other primarily includes certain digital operations outside of our television and newspaper markets and syndication of news features and comics and other features for the newspaper industry. Newsy, a digital video news service, is also included in syndication and other.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits, digital operation services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations, which is not allocated to our television and newspaper segments, is included in shared services and corporate.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense (other than current service cost), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating performance of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Television	$115,794	$111,393	4.0%	$217,936	$208,259	4.6%
Newspapers	92,250	93,452	(1.3)%	190,740	192,940	(1.1)%
Syndication and other	3,902	3,008	29.7%	7,064	5,307	33.1%
Total operating revenues	$211,946	$207,853	2.0%	$415,740	$406,506	2.3%

Segment profit (loss):
Television	$27,806	$30,532		$48,778	$47,024
Newspapers	5,443	5,882		13,992	11,819
Syndication and other	(725)	(446)		(513)	32
Shared services and corporate	(14,351)	(12,056)		(28,709)	(23,903)
Defined benefit pension plan expense	(5,477)	(2,569)		(6,855)	(4,538)
Acquisition and related integration costs	(4,097)	—		(4,359)	—
Separation and restructuring costs	—	(1,425)		—	(2,401)
Depreciation and amortization	(11,595)	(11,774)		(23,324)	(23,588)
(Losses) gains, net on disposal of property, plant and equipment	(22)	42		(90)	37
Interest expense	(2,043)	(2,656)		(4,297)	(5,269)
Miscellaneous, net	(400)	(1,634)		(845)	(2,938)
(Loss) income from operations before income taxes	$(5,461)	$3,896		$(6,222)	$(3,725)

Operating revenues for our television segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Local	$63,239	$61,154	3.4%	$118,873	$114,809	3.5%
National	28,469	32,530	(12.5)%	53,841	59,392	(9.3)%
Political	5,262	775		7,943	1,104
Retransmission	12,700	10,500	21.0%	25,174	20,942	20.2%
Digital	4,445	4,055	9.6%	8,850	7,831	13.0%
Other	1,679	2,379	(29.4)%	3,255	4,181	(22.1)%
Total operating revenues	$115,794	$111,393	4.0%	$217,936	$208,259	4.6%
Operating revenues for our newspaper segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Local	$17,866	$18,473	(3.3)%	$37,165	$38,752	(4.1)%
Classified	16,777	17,118	(2.0)%	34,026	35,282	(3.6)%
National	1,117	2,037	(45.2)%	2,565	3,980	(35.6)%
Preprint and other	14,929	15,973	(6.5)%	30,564	32,235	(5.2)%
Digital advertising and marketing services	6,308	6,933	(9.0)%	12,593	13,593	(7.4)%
Advertising and marketing services	56,997	60,534	(5.8)%	116,913	123,842	(5.6)%
Subscriptions	29,699	28,096	5.7%	61,998	58,567	5.9%
Other	5,554	4,822	15.2%	11,829	10,531	12.3%
Total operating revenues	$92,250	$93,452	(1.3)%	$190,740	$192,940	(1.1)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2014	As of December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$91,502	$221,255
Other current assets	168,762	180,799
Total current assets	260,264	402,054
Investments	16,382	16,567
Property, plant and equipment	355,125	353,797
Goodwill	105,571	27,966
Other intangible assets	189,143	137,862
Deferred income taxes	9,743	8,733
Miscellaneous	18,629	19,151
TOTAL ASSETS	$954,857	$966,130

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,556	$16,529
Customer deposits and unearned revenue	27,391	28,633
Current portion of long-term debt	2,000	2,000
Accrued expenses and other current liabilities	69,430	65,959
Total current liabilities	114,377	113,121
Long-term debt (less current portion)	197,000	198,000
Other liabilities (less current portion)	110,077	107,272
Total equity	533,403	547,737
TOTAL LIABILITIES AND EQUITY	$954,857	$966,130

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2014	2013	2014	2013

Numerator (for basic and diluted earnings per share)
Net (loss) income attributable to the shareholders of The E.W. Scripps Company	$(3,235)	$3,185	$(3,847)	$514
Less income allocated to RSUs	—	(89)	—	(16)
Numerator for basic and diluted earnings per share	$(3,235)	$3,096	$(3,847)	$498
Denominator
Basic weighted-average shares outstanding	56,043	57,448	56,063	56,894
Effective of dilutive securities:
Stock options held by employees and directors	—	1,299	—	1,172
Diluted weighted-average shares outstanding	56,043	58,747	56,063	58,066